UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 4, 2018

NIELSEN HOLDINGS PLC

(Exact name of Registrant as specified in its charter)

England and Wales	001-35042	98-1225347
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

85 Broad Street New York, New York 10004 +1 (646) 654-5000		AC Nielsen House London Road Oxford Oxfordshire OX3 9RX United Kingdom +1 (646) 654-5000

(Address of principal executive offices)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2018, Nielsen Holdings plc (“Nielsen” or the “Company”) announced that David J. Anderson joined Nielsen effective immediately and will become Nielsen’s Chief Financial Officer (“CFO”) as of September 10, 2018.

Mr. Anderson, 69, was the Executive Vice President and Chief Financial Officer of Alexion Pharmaceuticals, Inc. from December 2016 to August 2017. Prior to that, Mr. Anderson served as Senior Vice President and Chief Financial Officer of Honeywell International from 2003-2014. Prior to joining Honeywell, Mr. Anderson was Senior Vice President and Chief Financial Officer of ITT Industries, as well as Newport News Shipbuilding. Previously, he also held senior financial positions with RJR Nabisco and the Quaker Oats Company. Mr. Anderson serves on the boards of Cardinal Health and American Electric Power Company, Inc. Mr. Anderson received a Bachelor of Science in Economics from Indiana University and a Masters of Business Administration from the University of Chicago (Booth School of Business).

Pursuant to the terms of an offer letter dated September 4, 2018 (the “Offer Letter”), Mr. Anderson’s annual salary will be $800,000. His incentive opportunity under the Company’s Annual Incentive Plan for the 2018 performance year is set at $800,000, with a $400,000 guaranteed payout for the 2018 performance year only.

Mr. Anderson will receive a one-time equity award having a fair market value of $2.25 million, consisting 50% of service-based restricted stock units (“RSUs”) and 50% of performance-based stock options, to be granted under the 2010 Nielsen Holdings Stock Incentive Plan (the “2010 Plan”) on October 26, 2018. The RSUs will vest in three equal annual installments following the grant date provided that Mr. Anderson is an active employee on the vesting date. The performance-based stock options will have a seven year term and will be subject to both a performance-vesting condition and a service-vesting condition, with the performance-vesting condition being achieved once the price of Nielsen’s common stock achieves the applicable growth target for a period of at least 21 consecutive trading days at any time during the three-year period following the grant date and the service-vesting condition being satisfied with respect to one-third of the performance-based options on each of the first three anniversaries of the grant date provided that Mr. Anderson is an active employee on the vesting date. The performance-based stock options are only exercisable after both the service-based vesting condition and the performance-based vesting condition have been achieved.

The Offer Letter also provides that Mr. Anderson will receive grants of long-term incentive awards, subject to Compensation Committee approval, consisting of (i) a grant in February 2019 of performance-based RSUs (“PRSUs”) under the Company’s Long-Term Performance Plan having a fair market value of $1.35 million, which will vest at the end of a three-year performance period commencing January 1, 2019 depending upon the achievement of certain performance goals and (ii) a grant in October 2019 of RSUs having a fair market value of $900,000, which will vest in four equal annual installments following the grant date, subject, in each case, to Mr. Anderson’s employment through the applicable vesting dates.

The RSUs, PRSUs and performance-based stock options will be subject to the terms and conditions of the 2010 Plan and will have termination provisions as set forth in award agreements that are generally consistent with the Company’s prior grants of RSUs, PRSUs and options to named executive officers; provided that, in the event of a termination by the Company without “Cause” or if Mr. Anderson resigns for “Good Reason” (as such terms are defined in the 2010 Plan documents), the pro rata portion of the next annual performance-based stock option tranche that would have vested will accelerate on the termination date only if the performance-based vesting condition (in addition to the service-based vesting condition) has been achieved.

Mr. Anderson will be eligible to participate in the Company’s U.S. Severance Policy for Section 16 Officers and Senior Executives and will be subject to Company share ownership of three times base salary in accordance with the Company’s share ownership guidelines. Mr. Anderson is also eligible for financial planning and executive wellness expenses capped each year at $15,000 and $2,500, respectively.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the Offer Letter, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Offer Letter to David J. Anderson, dated as of September 4, 2018

99.1	Press Release, dated September 5, 2018, issued by Nielsen Holdings plc pertaining to Mr. Anderson’s appointment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2018

NIELSEN HOLDINGS PLC

By:	/s/ Emily Epstein
Name:	Emily Epstein
Title:	Secretary